EXHIBIT 99.1

Press Release

For Immediate Release

Las Vegas Sands Names Robert G. Goldstein as
President and Chief Operating Officer

LAS VEGAS – Dec 11, 2014 – Las Vegas Sands Corp. (NYSE: LVS) today announced the company has named Robert G. Goldstein as its president and chief operating officer, replacing Michael A. Leven, who is retiring at the end of the year after having served as president and chief operating officer since 2009.

Mr. Goldstein joined Las Vegas Sands in 1995 and has served in several executive positions for the company, including president and chief operating officer of The Venetian and Palazzo and, most recently, as president of global gaming operations.

“Our company is in the enviable position of having the most diverse set of assets and the strongest balance sheet in our industry, as well as being best-positioned to capitalize on future growth opportunities as they happen,” said Las Vegas Sands Chairman and Chief Executive Officer Sheldon G. Adelson.  “With Rob’s strong leadership, passion and energy, I’m fully confident we will expand our industry leadership to deliver even greater achievements in the years ahead. Considering the depth of the team we’ve assembled, I can’t help but be even more bullish about what the future has in store for Las Vegas Sands.”

Widely known as one of the hospitality and gaming industry’s most knowledgeable and respected executives, Mr. Goldstein spent 15 years developing casino-hotels in both the United States and the Caribbean prior to joining Las Vegas Sands. In addition to overseeing Las Vegas

Sands’ industry-leading gaming operations, Mr. Goldstein has been instrumental in the development of the company’s successful global retail strategy, as well as bringing innovative dining, nightlife and entertainment concepts to each of the company’s properties.

“For nearly 20 years I’ve had the privilege of working with one of the world’s greatest entrepreneurs.  The tremendous success of this company is a testament to Sheldon Adelson’s vision and determination and the dedication of our nearly 50,000 team members worldwide,” Mr. Goldstein said.  “I’ve been part of this industry for my entire professional career, and I’m humbled and thankful for the opportunity to help lead a company that by almost any metric has become the most successful in our industry’s history.”

“We’ve set a high standard with our success, and I’m focused on continuing to execute Sheldon’s vision and the strategic objectives laid out by our board of directors and management team,” Mr. Goldstein added.  “We will continue to concentrate on getting the most out of our existing properties, pursuing new development opportunities and driving shareholder value.  We also will enhance our industry-leading approach to compliance, further our efforts as a community partner and continue to grow our leading position as a best-in-class employer.  There is much work to do, but I couldn’t be more excited about the opportunities ahead of us.”

Mr. Goldstein and his wife, Sheryl, live in Las Vegas.  They have two adult children.

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About Las Vegas Sands Corp.

Las Vegas Sands (NYSE: LVS) is the world's leading developer and operator of Integrated Resorts. Our collection of Integrated Resorts in Asia and the United States feature state-of-the-art convention and exhibition facilities, premium accommodations, world-class gaming and entertainment, destination retail and dining including celebrity chef restaurants, and many other amenities.

Our properties include the five-diamond Venetian and Palazzo resorts and Sands Expo Center in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao and Sands Cotai Central, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for nearly 50,000 employees worldwide, driving impact through its Sands Cares corporate citizenship program and leading innovation with the company’s award-winning Sands ECO360° global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607

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